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Press Release November 20, 2002
WACHOVIA CORPORATION RECEIVES DOUBLE A RATING UPGRADE FROM MOODY’S INVESTORS SERVICE

CHARLOTTE, NC – Moody’s Investors Service announced today that it has upgraded Wachovia’s corporate debt rating to double A.

“Wachovia is pleased with Moody’s decision to upgrade our corporate debt rating,” said Ken Thompson, president and CEO. “We believe that our successful execution of merger integration activities and the continued efforts of employees to provide the best service to customers have been key to Wachovia achieving this goal ahead of our expectations.”

During 2002, Wachovia has achieved a number of key successes, including:

•	Reduced balance sheet risk through proactive risk management;
•	Improved customer satisfaction ratings for 14 consecutive quarters;
•	Continued progress with merger integration, including successfully completing more than 50 percent of high level systems activities
•	Controlled expenses through strong financial discipline; and
•	Increased the Tier 1 capital ratio to 8.11 percent.

“When we announced the First Union-Wachovia merger more than a year ago, one of our key goals was to regain our double A corporate debt rating,” said Bob Kelly, chief financial officer. “In this environment, we believe today’s announcement by Moody’s provides recognition of the safety and soundness of our company.”

Wachovia Corporation (NYSE:WB), created through the September 1, 2001, merger of First Union and Wachovia, had assets of $334 billion and stockholder’s equity of $32 billion at September 30, 2002. Wachovia is a leading provider of financial services to 20 million retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 49 states and global services through more than 30 international offices. Online banking and brokerage products and services are available through wachovia.com.

This news release may contain various forward-looking statements. A discussion of various factors that could cause Wachovia Corporation’s actual results to differ materially from those expressed in such forward-looking statements is included in Wachovia’s filings with the Securities and Exchange Commission.